UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2021

TURNING POINT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38871	46-3826166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 200, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 926-5251

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TPTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934  (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

The information set forth in Item 5.02(c) is incorporated by reference herein.

(c)

On June 29, 2021, Turning Point Therapeutics, Inc. (the “Company”) announced that Paolo Tombesi has been appointed as the Company’s Executive Vice President and Chief Financial Officer, effective upon him commencing employment with the Company, which is scheduled to occur on July 26, 2021 (the “Effective Date”).  Mr. Tombesi has also been appointed as the Company’s principal financial officer and principal accounting officer, effective as of the Effective Date, to replace Athena Countouriotis, the Company’s President and Chief Executive Officer, and Kyri Van Hoose, the Company’s Vice President, Accounting, in such capacities, respectively.

Mr. Tombesi, age 58, joins the Company from Epizyme, Inc., a public biopharmaceutical company where he served as Chief Financial Officer since August 2019. Prior to Epizyme, Mr. Tombesi served as the Chief Financial Officer for Insmed Incorporated, a global biopharmaceutical company, from June 2017 to June 2019. Previously Mr. Tombesi was Chief Financial and Administrative Officer of Novartis Pharmaceuticals Corporation, a U.S. subsidiary of multinational pharmaceutical company Novartis AG, or Novartis, a position he held from December 2014 through May 2017. Mr. Tombesi was Managing Director and Chief Financial Officer of Novartis Pharma K.K., a Japanese subsidiary of Novartis, from April 2009 to November 2014 and held various finance roles at Novartis from September 2006 to March 2009. Mr. Tombesi held several finance director positions at Bristol-Myers Squibb, a multinational biopharmaceutical company, from 1996 to 2006, and various positions in consumer goods at Unilever NV and Johnson & Johnson from 1988 to 1996.  Mr. Tombesi holds a B.Ed. in Business and Managerial Economics from Sapienza Università di Roma and a B.A. in Accounting from Duca degli Abruzzi Roma.

In connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer, the Company and Mr. Tombesi entered into an executive employment agreement on June 22, 2021. Pursuant to the agreement, Mr. Tombesi will receive an annual base salary of $470,000 and a one-time sign-on bonus of $150,000, and is eligible to receive an annual discretionary performance bonus of up to 42.5% of his then-current base salary.  Mr. Tombesi will also receive a temporary housing allowance of $6,500 per month for 12 months, as well as a one-time relocation assistance payment of $100,000, each to be paid on a tax gross-up basis.  The sign-on bonus, housing allowance and relocation assistance payment are subject to repayment to the Company in the event Mr. Tombesi voluntarily terminates his employment without good reason or is terminated by the Company for cause within 36 months of the Effective Date.   As our Executive Vice President and Chief Financial Officer, Mr. Tombesi will be entitled to certain severance and change of control payments and benefits under the Company’s Severance Benefit Plan – C-Suite.

On the Effective Date, Mr. Tombesi will be granted an option to purchase 61,200 shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the Effective Date. Twenty-five percent of the shares subject to the option will vest one year after the Effective Date and the remaining shares will vest in equal monthly installments over the following 36 months. In addition, on the Effective Date, Mr. Tombesi will be granted (i) a restricted stock unit award for 13,600 shares of the Company’s common stock, which will vest in four equal annual installments, and (ii) a performance based restricted stock unit award (“PSU”) for 6,000 shares of the Company’s common stock, pursuant to the Company’s PSU incentive program.  The PSU will vest upon the achievement of two key clinical development milestones over the next two years. Each of the two goals is evaluated independently and should the performance condition be satisfied, the PSU award carries an additional year of time-based vesting.  Vesting of the equity awards is in each case subject to Mr. Tombesi’s continuous service with the Company.

Mr. Tombesi has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  In addition, there are no arrangements or understandings between Mr. Tombesi and any other person pursuant to which he was selected as an officer.

The foregoing description of the material terms of Mr. Tombesi’s executive employment agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of Mr. Tombesi’s executive employment agreement, a copy of which the Company intends to file with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TURNING POINT THERAPEUTICS, INC.

Date: June 29, 2021	By:	/s/ Annette North
Annette North
Executive Vice President and General Counsel